UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011 (November 10, 2011)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2011, the Company, pursuant to the Stock Purchase Agreement, dated July 18, 2005, by and among the Company, certain present and former shareholders of the Company named therein, as sellers and investment entities affiliated with General Atlantic LLC, as purchasers, granted General Atlantic Partners 80, L.P., General Atlantic Partners 82, L.P., GapStar, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAPCO GmbH & Co. KG as a group (collectively, the “General Atlantic Stockholders”), registration rights pursuant to a Registration Rights Agreement dated November 10, 2011 (the “Registration Rights Agreement”), which provides the General Atlantic Stockholders the right to require the Company to register shares of the Company’s common stock held by the General Atlantic Stockholders for underwritten and non-underwritten offerings, including pursuant to a shelf registration statement on Form S-3 registering all of the common stock held by the General Atlantic Stockholders. The Registration Rights Agreement also provides the General Atlantic Stockholders customary rights to require the Company to include shares of common stock held by the General Atlantic Stockholders in any other registration of shares of common stock initiated by the Company or other stockholders of the Company. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Registration Rights Agreement dated November 10, 2011 between the Company and the General Atlantic Stockholders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 16, 2011	By:	/s/ Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board